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Exhibit 21.1


                    List of Subsidiaries of the Registrant


Louis Dreyfus Gas Marketing Corp.
LDNG Texas Holdings, Inc.
LDNG Acquisition Inc.
Louis Dreyfus Natural Gas I, L.P.
Stonewater Pipeline Company of Texas, Inc.
Stonewater Pipeline Company, L.P.
American Exploration Production Company
American Reserves Corporation